SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 17, 2009

PROVIDENT NEW YORK BANCORP
(Exact Name of Registrant as Specified in Charter)

Delaware	0-25233	80-0091851
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

400 Rella Boulevard, Montebello, New York	10901
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:     (845) 369-8040

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17      CFR 240.14d-2(b))

☐ Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17      CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2009, Richard F. Nozell notified Provident New York Bancorp (the “Company”) that he plans to retire and resign from the Company’s Board of Directors (the “Board”), as well as the board of directors of Provident Bank and Provident Municipal Bank, effective as of the date of the annual meeting to be held on February 18, 2010.

In connection with Mr. Nozell’s retirement, the Board took action to decrease the number of directors that constitute the Board from thirteen to twelve directors, pursuant to Article II, Section 1 of the Company’s Bylaws, effective February 18, 2010.

Item 8.01          Other Events.

On December 17, 2009, the Board voted to approve a fifth stock repurchase program to commence upon the completion of its current repurchase program.  This new authorization covers the repurchase of up to two million (2,000,000) shares of outstanding common stock.  The Company has approximately 190,000 shares remaining under its current authorization  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.

A copy of the press release announcing the Board’s action is attached hereto as an exhibit and incorporated by reference herein.

Item 9.01           Financial Statements and Exhibits.

99.1         Press release dated December 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT NEW YORK BANCORP

DATE: December 22, 2009	By:	/s/ Paul A. Maisch
Paul A. Maisch
Executive Vice President and
Chief Financial Officer